EXHIBIT 12.1

Boston Private Financial Holding, Inc.

Calculation of ratio of Earnings to Fixed Charges and Preferred Dividends

(Dollars in thousands)

	Nine Months Ended September 30, 2008	2007	2006	2005	2004	2003
INCLUDING INTEREST ON DEPOSITS EARNINGS:
Add
Pre tax income/(loss) before adjustments for minority interest, and income/(loss) from equity investees	(410,130)	18,681	85,192	70,063	48,444	30,685
Fixed charges from below	137,258	187,856	131,079	64,662	34,404	27,143
Distributed income of equity investees	—	1,388	1,180	880	415	—

EARNINGS	(272,872)	207,925	217,451	135,605	83,263	57,828
FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense	130,539	181,774	126,519	61,251	32,066	24,915
Interest portion of fixed rentals (1)	—	—	—	—	—	—
Amortization premiums, discounts and capitalized expenses related to indebtedness	2,240	868	99	96	47	—
Estimate of the interest within rental expense	4,343	5,214	4,461	3,315	2,291	2,228
Preferred Dividends	136	—	—	—	—	—

Total fixed charges and Preferred Dividends	137,258	187,856	131,079	64,662	34,404	27,143

Ratio of Earnings to Fixed Charges and Preferred Dividends	(1.99)	1.11	1.66	2.10	2.42	2.13
EXCLUDING INTEREST ON DEPOSITS EARNINGS:
Add
Pre tax income/(loss) before adjustments for minority interest, and income/(loss) from equity investees	(410,130)	18,681	85,192	70,063	48,444	30,685
Fixed charges from below	56,465	64,711	43,815	25,026	14,944	11,414
Distributed income of equity investees	—	1,388	1,180	880	415	—

EARNINGS	(353,665)	84,780	130,187	95,969	63,803	42,099
FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest excluding interest on deposits	49,746	58,629	39,255	21,615	12,606	9,186
Interest portion of fixed rentals (1)	—	—	—	—	—	—
Amortization premiums, discounts and capitalized expenses related to indebtedness	2,240	868	99	96	47	—
Estimate of the interest within rental expense	4,343	5,214	4,461	3,315	2,291	2,228
Preferred Dividends	136	—	—	—	—	—
Total fixed charges and Preferred Dividends	56,465	64,711	43,815	25,026	14,944	11,414

Ratio of Earnings to Fixed Charges and Preferred Dividends Excluding Interest on Deposits	(6.26)	1.31	2.97	3.83	4.27	3.69

(1)	The Company is not a party to any capital leases; therefore, this item is not applicable. All leases are operating leases.